Exhibit 99.2

Q3 FY23
Letter to Shareholders
February 2, 2023

February 2, 2023
Dear Shareholders,
In Q3 FY23, Cirrus Logic reported record revenue of $590.6 million, above the top end of our guidance range as sales were driven by demand for smartphones. GAAP and non-GAAP earnings per share were $1.83 and $2.40, respectively. During the quarter, we made progress on the development of both audio and high-performance mixed-signal (HPMS) solutions that we expect to be introduced within the next two years. Additionally, design traction with our audio components optimized for laptops was strong. We are optimistic about the opportunities ahead of us as we continue to leverage our mixed-signal processing expertise to diversify our product portfolio and expand our addressable market in new application areas.

Figure A: Cirrus Logic Q3 FY23 Results

	GAAP	Adj.	Non-GAAP*
Revenue	$590.6		$590.6
Gross Profit	$296.7	$0.3	$297.0
Gross Margin	50.2%		50.3%
Operating Expense	$155.3	($32.2)	$123.2
Operating Income	$141.4	$32.5	$173.9
Operating Profit	23.9%		29.4%
Interest Income	$2.8		$2.8
Other Expense	$(3.7)	$2.7	$(1.0)
Income Tax Expense	$37.0	$2.9	$39.9
Net Income	$103.5	$32.3	$135.8
Diluted EPS	$1.83	$0.57	$2.40
*Complete GAAP to Non-GAAP reconciliations available on page 12
Numbers may not sum due to rounding
$ millions, except EPS

Q3 FY23 Letter to Shareholders	2

Revenue and Gross Margin
Cirrus Logic revenue for the December quarter was $590.6 million, up nine percent quarter over quarter and eight percent year over year. On a sequential basis revenue growth was driven by higher smartphone unit volumes. This was partially offset by softness in general market sales. The year-over-year increase in sales was driven by higher ASPs, which helped offset increased costs, and to a lesser extent, additional HPMS content in smartphones. This was partially offset by a reduction in smartphone units compared to the prior year. In the March quarter, we expect revenue to range from $340 million to $400 million, down 37 percent sequentially and 24 percent year over year at the midpoint. In the December quarter, revenue derived from our audio and HPMS product lines represented 59 percent and 41 percent of total revenue, respectively. One customer contributed approximately 88 percent of total revenue in Q3 FY23. Our relationship with our largest customer remains outstanding with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.
Figure B: Cirrus Logic Revenue ($M) Q4 FY21 to Q4 FY23

$600
$500
$400
$300
$200
$100
$0
$294
$277
$466
$548
$490
$394
$541
$591
$370*
Q4/FY21
Q1/FY22
Q2/FY22
Q3/FY22
Q4/FY22
Q1/FY23
Q2/FY23
Q3/FY23
Q4/FY23
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of February 2, 2023

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Figure C: High-Performance Mixed-Signal Revenue Contribution FY19 – FY22

FY19	FY22	Future
■ HPMS ■ Audio
Audio solutions include amplifiers and codecs. High-performance mixed-signal solutions include camera controllers, haptics and sensing, and battery and power ICs.
GAAP gross margin in the December quarter was 50.2 percent, compared to 50.2 percent in Q2 FY23 and 52.8 percent in Q3 FY22. Non-GAAP gross margin in the December quarter was 50.3 percent, compared to 50.2 percent in Q2 FY23 and 52.8 percent in Q3 FY22. The year-over-year change in gross margin reflects an increase in supply chain costs, and to a lesser extent, a less favorable product mix. In the March quarter, we expect gross margin to range from 49 percent to 51 percent.
Operating Profit, EPS, and Cash
Operating profit for Q3 FY23 was approximately 23.9 percent on a GAAP basis and 29.4 percent on a non-GAAP basis. GAAP operating expense was $155.3 million, up $0.3 million sequentially and $10.0 million year over year. On a year-over-year basis, the increase reflects higher employee-related expenses, product development costs, stock-based compensation, and facilities-related expenses. This was offset by a reduction in variable compensation. GAAP operating expense included $20.2 million in stock-based compensation, $8.8 million in amortization of acquisition intangibles, and $3.2 million in acquisition-related costs. Non-GAAP operating expense was $123.2 million, down $0.8 million sequentially and up $7.6 million year over year.
GAAP R&D and SG&A expenses for Q4 FY23 are expected to range from $153 million to $159 million, including approximately $22 million in stock-based compensation, $8 million in amortization of acquired intangibles, and $3 million in acquisition-related costs. Looking ahead, we see significant opportunities to continue our technology and product diversification across both existing and new markets. Thus, while we expect to continue to carefully control discretionary spending, we will prioritize our R&D investments to address the many strategic opportunities in front of us. The company’s total headcount exiting Q3 FY23 was 1,660.

Q3 FY23 Letter to Shareholders	4

Figure D: GAAP R&D and SG&A Expenses ($M)/Headcount Q4 FY21 to Q4 FY23

$170
$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
1,481
1,513
1,592
1,587
1,591
1,604
1,634
1,660
Q4 FY21
Q1 FY22
Q2 FY22
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23
Q4 FY23
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of February 2, 2023
GAAP earnings per share for the December quarter was $1.83, compared to $1.52 the prior quarter and $2.16 in Q3 FY22. Non-GAAP earnings per share for the December quarter was $2.40, versus $1.99 in Q2 FY23 and $2.54 in Q3 FY22. The year-over-year decline in earnings per share was largely attributable to a significant increase in our tax rate, which is described in more detail below.
Our ending cash and cash equivalents balance in the December quarter was $507.7 million, up from $427.9 million the prior quarter, as we generated strong cash flow from operations of $180.9 million, while also returning $50.0 million of cash to shareholders in the form of buybacks. During the quarter, we repurchased 712,883 shares at an average price of $70.14. At the end of Q3 FY23, the company had $536.1 million remaining in its share repurchase authorization. Overall, we expect FY23 to be a strong cash flow generation year. We will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
Taxes and Inventory
GAAP tax expense for Q3 FY23 was $37.0 million on GAAP pre-tax income of $140.4 million, resulting in an effective tax rate of 26.3 percent. Non-GAAP tax expense for the quarter was $39.9 million on non-GAAP pre-tax income of $175.7 million, resulting in a non-GAAP effective tax rate of 22.7 percent. Non-GAAP tax expense for the December quarter included the effect of higher non-GAAP income in various jurisdictions. Similar to the prior two quarters of FY23, the GAAP and non-GAAP effective tax rates for the December quarter were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017

Q3 FY23 Letter to Shareholders	5

effective for U.S. taxpayers this year that requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. We estimate that our FY23 non-GAAP effective tax rate will be approximately in the range of 23 percent to 25 percent, consistent with our prior guidance. Looking beyond FY23, we continue to anticipate that under this rule, our effective tax rate will decrease sequentially as additional years of R&D expenses are amortized for tax purposes and may return to a normalized range in approximately five years, absent any other future changes that would impact our effective tax rate. We are monitoring legislative activity in this area that may result in the elimination or deferral of this tax rule. Without the impact of this rule, we estimate that our FY23 non-GAAP effective tax rate would be in our more typical mid-teens range.
Q3 FY23 inventory was $152.4 million, down from $164.6 million in Q2 FY23. In Q4 FY23, we expect inventory to increase from the prior quarter as we fulfill ongoing demand and manage inventory ahead of product ramps later in the calendar year.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, broadening sales of audio components in key profitable applications beyond smartphones; and third, applying our mixed-signal engineering expertise to develop solutions in new, adjacent HPMS applications and markets. During the December quarter, we continued to execute on these key strategic initiatives that we believe will fuel growth opportunities in the future. Highlights from the quarter are below.
Audio in Smartphones
In audio, we continue to see significant customer interest across our portfolio of amplifiers and codecs. We remain on track with the development of our next-generation 22-nanometer smart codec, which we taped out during the quarter, and our next-generation custom boosted amplifier. We expect to see both components introduced within the next couple of years. These new products will deliver significant power and efficiency improvements while also enabling system design flexibility. Over time, the lifespan of these types of audio components has lengthened to more than five years and we anticipate that the next-generation products will be used for many years. Designing products that deliver cutting-edge performance and efficiency for many years provides the company with sustained revenue contribution while also enabling us to gain R&D leverage as we redeploy our teams to focus on new components and markets.
Audio Beyond Smartphones
Outside of smartphones, we remain focused on leveraging our intellectual property into other markets and have made excellent progress expanding content in laptops. As the industrial designs of these devices continue to follow trends historically seen in smartphones, laptop OEMs are facing similar system-level engineering challenges that smartphone manufacturers have encountered for years. Our advanced audio technologies are becoming increasingly relevant as laptops become thinner, lighter, and require more power-efficient components. In the last year, Cirrus Logic has been designed into more than 60 laptop models using existing audio products. Building on this momentum, the company is engaging with laptop OEMs, chipset vendors, and operating system providers on our new amplifier and codec that were specifically optimized for these devices. We are not only encouraged by the evaluation and initial system-level testing of these parts, but also have been selected for a SoundWire® platform that we anticipate

Q3 FY23 Letter to Shareholders	6

shipping in the second half of fiscal year 2024. Longer term, despite recent market challenges, we believe there are meaningful opportunities for Cirrus Logic to increase both content per device and market share as laptops transition to using more sophisticated audio components with expanded features and channel counts. This can lead to higher attach rates of certain products, such as boosted amplifiers, where customers have models ranging from two to six channels for high-quality speaker output.
Our general market business includes a well-established broad product portfolio that services a large number of customers across the audio, automotive, and imaging markets. Given these products tend to have very long lifespans and above corporate average gross margins, we believe there is a good opportunity to drive revenue and profitability growth by refreshing and upgrading certain products where we can offer sustained differentiation. We recently taped out a new data converter component targeting a range of audio applications, and we are excited to begin the design-in phase with customers in the first half of the calendar year. This derivative is the first of numerous products that are expected to expand this portfolio.
High-Performance Mixed-Signal
We continue to diversify our product portfolio and expand our addressable market with our HPMS product line, which includes camera controllers, haptics and sensing, and battery and power ICs. Customer engagement with our camera controllers remains strong and the features it enables have been very well received. As a consequence of increased attach rates, higher ASPs, and a more favorable mix over time, we have grown the total value of these products in each of the last three smartphone generations, and we expect this to continue with our next-generation camera controller. This component, which is on track for production later this calendar year, will deliver higher performance and incremental signal processing capability. We are actively engaged with our customer to build out this product line further and collaborate to add system-level benefits and value with each new component.
Beyond the camera, there is also strong customer interest in our capabilities around battery and power. To capitalize on this, we are investing in technologies and intellectual property that aim to enhance overall battery performance, health, and longevity. Our teams are focused on delivering power efficiency improvements to various subsystems in battery-powered devices while also integrating digital control and other mixed-signal techniques to decrease solution size. By solving challenging system issues regarding charging, discharging, and overall power design, we believe there is an opportunity to significantly expand our addressable market over time. For example, this past quarter, we taped out our first general market power product targeting laptops, which is designed to deliver more efficient power conversion to enable single fan and fanless devices. Longer-term, we have an opportunity to significantly increase total content in laptops as we transition to selling multiple components per device including amplifiers, codecs, haptic drivers, and battery and power products. Finally, we continue making good progress toward introducing our new HPMS component and are on track to ship it in smartphones during the second half of this calendar year. Looking forward, we will continue to focus on product diversification to capture new opportunities and drive growth.

Q3 FY23 Letter to Shareholders	7

Summary and Guidance
For the March quarter we expect the following results:
•Revenue to range between $340 million and $400 million;
•GAAP gross margin to be between 49 percent and 51 percent; and
•Combined GAAP R&D and SG&A expenses to range between $153 million and $159 million, including approximately $22 million in stock-based compensation expense, $8 million in amortization of acquired intangibles, and $3 million in acquisition-related costs.
In conclusion, in Q3 FY23 we delivered record revenue driven by demand for components shipping in smartphones. During the quarter, we continued to execute on our strategic initiatives to diversify our product portfolio and broaden our addressable market into new application areas and end markets. With a solid pipeline of products expected to be introduced over the next several years and a deep commitment to investing in innovative technology, we believe Cirrus Logic is well-positioned for growth in the future.
Sincerely,

John Forsyth President & Chief Executive Officer	Venk Nathamuni Chief Financial Officer
Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 6 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (647) 362-9199 or toll-free at (800) 770-2030 (Access Code: 95424)
Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.

Q3 FY23 Letter to Shareholders	8

Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our ability to leverage our mixed-signal processing expertise to diversify our product portfolio and expand our addressable market in new application areas; our ability to continue our technology and product diversification across both existing and new markets; our ability to control discretionary spending and prioritize our R&D investments to address strategic opportunities; our ability to introduce new audio and high-performance mixed-signal components within the next couple of years; our ability to increase both content per device and market share; our ability to leverage R&D and redeploy teams to focus on new components and markets; our ability to drive revenue and profitability growth by refreshing and upgrading certain products; our ability to significantly expand our addressable market over time; our ability to significantly increase total content in laptops as we transition to selling multiple components per device; our ability to focus on product diversification to capture new opportunities and drive growth; our ability to grow the total value of our next-generation camera controller; our expectation for FY23 to be a strong cash flow generation year; our non-GAAP effective tax rate for the full fiscal year 2023; our expectation that our effective tax rate will decrease sequentially as additional years of R&D expenses are amortized for tax purposes and may return to a normalized range in approximately five years; and our forecasts for the fourth quarter of fiscal year 2023 revenue, profit, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, acquisition-related costs and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the fourth quarter of fiscal year 2023, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; recent significant increases in inflation in the U.S and overseas; and the risk factors listed in our Form 10-K for the year ended March 26, 2022 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Q3 FY23 Letter to Shareholders	9

Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking Disclosures
We face risks related to global health epidemics that could impact our sales, supply chain, and operations, resulting in significantly reduced revenue or increased supply chain costs and constraints that would adversely affect our operating results.
On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition, and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic has and will likely continue to heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 26, 2022, and in our other filings with the Securities and Exchange Commission.
The COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, potentially leading to a global economic downturn, inflation, or a recession. This has and may continue to adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results.
Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. SoundWire is a registered trademark of MIPI Alliance, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Q3 FY23 Letter to Shareholders	10

Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 24, 2022	Sep. 24, 2022	Dec. 25, 2021	Dec. 24, 2022	Dec. 25, 2021
	Q3'23	Q2'23	Q3'22	Q3'23	Q3'22
Audio	$347,297	$337,811	$341,897	$939,604	$860,027
High-Performance Mixed-Signal	243,285	202,763	206,452	585,191	431,461
Net sales	590,582	540,574	548,349	1,524,795	1,291,488
Cost of sales	293,877	269,288	258,827	754,170	626,576
Gross profit	296,705	271,286	289,522	770,625	664,912
Gross margin	50.2%	50.2%	52.8%	50.5%	51.5%

Research and development	118,063	115,471	107,101	343,250	294,913
Selling, general and administrative	37,262	39,598	38,247	115,502	111,526
Total operating expenses	155,325	155,069	145,348	458,752	406,439

Income from operations	141,380	116,217	144,174	311,873	258,473

Interest income	2,777	1,285	(78)	4,367	718
Other income (expense)	(3,716)	295	(87)	(2,915)	1,530
Income before income taxes	140,441	117,797	144,009	313,325	260,721
Provision for income taxes	36,964	30,609	16,373	82,953	30,780
Net income	$103,477	$87,188	$127,636	$230,372	$229,941

Basic earnings per share:	$1.87	$1.56	$2.23	$4.13	$4.01
Diluted earnings per share:	$1.83	$1.52	$2.16	$4.02	$3.88

Weighted average number of shares:
Basic	55,239	55,726	57,178	55,748	57,374
Diluted	56,583	57,418	59,031	57,280	59,317

Prepared in accordance with Generally Accepted Accounting Principles

Q3 FY23 Letter to Shareholders	11

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)
Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Nine Months Ended
	Dec. 24, 2022	Sep. 24, 2022	Dec. 25, 2021	Dec. 24, 2022	Dec. 25, 2021
Net Income Reconciliation	Q3'23	Q2'23	Q3'22	Q3'23	Q3'22
GAAP Net Income	$103,477	$87,188	$127,636	$230,372	$229,941
Amortization of acquisition intangibles	8,807	7,787	9,083	24,429	19,135
Stock-based compensation expense	20,487	20,483	17,833	59,108	49,368
Acquisition-related costs	3,176	3,164	3,155	9,504	8,989
Investment write off	2,746	—	—	2,746	—
Adjustment to income taxes	(2,936)	(4,135)	(7,903)	(11,371)	(16,897)
Non-GAAP Net Income	$135,757	$114,487	$149,804	$314,788	$290,536

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$1.83	$1.52	$2.16	$4.02	$3.88
Effect of Amortization of acquisition intangibles	0.15	0.14	0.16	0.43	0.32
Effect of Stock-based compensation expense	0.36	0.35	0.30	1.03	0.83
Effect of Acquisition-related costs	0.06	0.05	0.05	0.17	0.15
Effect of Investment write off	0.05	—	—	0.05	—
Effect of Adjustment to income taxes	(0.05)	(0.07)	(0.13)	(0.20)	(0.28)
Non-GAAP Diluted earnings per share	$2.40	$1.99	$2.54	$5.50	$4.90

Operating Income Reconciliation
GAAP Operating Income	$141,380	$116,217	$144,174	$311,873	$258,473
GAAP Operating Profit	23.9%	21.5%	26.3%	20.5%	20.0%
Amortization of acquisition intangibles	8,807	7,787	9,083	24,429	19,135
Stock-based compensation expense - COGS	309	312	245	898	763
Stock-based compensation expense - R&D	14,710	14,228	12,260	41,530	32,368
Stock-based compensation expense - SG&A	5,468	5,943	5,328	16,680	16,237
Acquisition-related costs	3,176	3,164	3,155	9,504	8,989
Non-GAAP Operating Income	$173,850	$147,651	$174,245	$404,914	$335,965
Non-GAAP Operating Profit	29.4%	27.3%	31.8%	26.6%	26.0%

Operating Expense Reconciliation
GAAP Operating Expenses	$155,325	$155,069	$145,348	$458,752	$406,439
Amortization of acquisition intangibles	(8,807)	(7,787)	(9,083)	(24,429)	(19,135)
Stock-based compensation expense - R&D	(14,710)	(14,228)	(12,260)	(41,530)	(32,368)
Stock-based compensation expense - SG&A	(5,468)	(5,943)	(5,328)	(16,680)	(16,237)
Acquisition-related costs	(3,176)	(3,164)	(3,155)	(9,504)	(5,528)
Non-GAAP Operating Expenses	$123,164	$123,947	$115,522	$366,609	$333,171

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$296,705	$271,286	$289,522	$770,625	$664,912
GAAP Gross Margin	50.2%	50.2%	52.8%	50.5%	51.5%
Acquisition-related costs	—	—	—	—	3,461
Stock-based compensation expense - COGS	309	312	245	898	763
Non-GAAP Gross Profit	$297,014	$271,598	$289,767	$771,523	$669,136
Non-GAAP Gross Margin	50.3%	50.2%	52.8%	50.6%	51.8%

Effective Tax Rate Reconciliation
GAAP Tax Expense	$36,964	$30,609	$16,373	$82,953	$30,780
GAAP Effective Tax Rate	26.3%	26.0%	11.4%	26.5%	11.8%
Adjustments to income taxes	2,936	4,135	7,903	11,371	16,897
Non-GAAP Tax Expense	$39,900	$34,744	$24,276	$94,324	$47,677
Non-GAAP Effective Tax Rate	22.7%	23.3%	13.9%	23.1%	14.1%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.65	$0.53	$0.28	$1.45	$0.52
Adjustments to income taxes	0.05	0.07	0.13	0.20	0.28
Non-GAAP Tax Expense	$0.70	$0.60	$0.41	$1.65	$0.80

Q3 FY23 Letter to Shareholders	12

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Dec. 24, 2022	Mar. 26, 2022	Dec. 25, 2021
ASSETS
Current assets
Cash and cash equivalents	$434,544	$369,814	$195,121
Marketable securities	28,373	10,601	3,719
Accounts receivable, net	270,493	240,264	326,131
Inventories	152,426	138,436	148,525
Other current assets	127,649	80,900	90,025
Total current Assets	1,013,485	840,015	763,521

Long-term marketable securities	44,784	63,749	72,118
Right-of-use lease assets	150,938	171,003	173,054
Property and equipment, net	156,602	157,077	157,186
Intangibles, net	133,032	158,145	165,581
Goodwill	435,936	435,791	437,783
Deferred tax asset	8,630	11,068	7,203
Long-term prepaid wafers	154,575	195,000	195,000
Other assets	67,907	91,552	96,671
Total assets	$2,165,889	$2,123,400	$2,068,117

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$117,406	$115,417	$110,250
Accrued salaries and benefits	42,187	65,261	43,044
Lease liability	14,024	14,680	14,653
Acquisition-related liabilities	18,195	30,964	30,964
Other accrued liabilities	36,737	38,461	40,603
Total current liabilities	228,549	264,783	239,514

Non-current lease liability	143,252	163,162	164,896
Non-current income taxes	72,267	73,383	77,683
Long-term acquisition-related liabilities	—	8,692	5,528
Other long-term liabilities	5,501	13,563	17,749
Total long-term liabilities	221,020	258,800	265,856

Stockholders' equity:
Capital stock	1,639,056	1,578,427	1,556,746
Accumulated earnings	80,865	23,435	6,416
Accumulated other comprehensive loss	(3,601)	(2,045)	(415)
Total stockholders' equity	1,716,320	1,599,817	1,562,747
Total liabilities and stockholders' equity	$2,165,889	$2,123,400	$2,068,117
Prepared in accordance with Generally Accepted Accounting Principles

Q3 FY23 Letter to Shareholders	13

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Dec. 24,	Dec. 25,
	2022	2021
	Q3'23	Q3'22
Cash flows from operating activities:
Net income	$103,477	$127,636
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,624	17,446
Stock-based compensation expense	20,487	17,832
Deferred income taxes	10,886	733
Loss on retirement or write-off of long-lived assets	3	196
Other non-cash charges	2,832	82
Net change in operating assets and liabilities:
Accounts receivable, net	34,053	(45,165)
Inventories	12,145	39,835
Other assets	6,458	208
Accounts payable and other accrued liabilities	(20,521)	(293,661)
Income taxes payable	(10,656)	(4,161)
Acquisition-related liabilities	3,160	3,164
Net cash provided by (used in) operating activities	180,948	(135,855)
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	3,691	8,946
Purchases of available-for-sale marketable securities	(3,433)	(9,553)
Purchases of property, equipment and software	(6,777)	(3,363)
Investments in technology	(831)	(361)
Acquisition-related payments	—	(1,242)
Net cash used in investing activities	(7,350)	(5,573)
Cash flows from financing activities:
Debt issuance costs	—	(2)
Payment of acquisition-related holdback	(30,949)	—
Issuance of common stock, net of shares withheld for taxes	393	5,359
Repurchase of stock to satisfy employee tax withholding obligations	(13,541)	(15,550)
Repurchase and retirement of common stock	(50,000)	(39,999)
Net cash used in financing activities	(94,097)	(50,192)
Net increase (decrease) in cash and cash equivalents	79,501	(191,620)
Cash and cash equivalents at beginning of period	355,043	386,741
Cash and cash equivalents at end of period	$434,544	$195,121
Prepared in accordance with Generally Accepted Accounting Principles

Q3 FY23 Letter to Shareholders	14

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by (used in) operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Dec. 24,	Dec. 24,	Sep. 24,	Jun. 25,	Mar. 26,
	2022	2022	2022	2022	2022
	Q3'23	Q3'23	Q2'23	Q1'23	Q4'22
Net cash provided by operating activities (GAAP)	$549,533	$180,948	$35,989	$74,365	$258,231
Capital expenditures	(33,535)	(7,608)	(10,247)	(7,224)	(8,456)
Free Cash Flow (Non-GAAP)	$515,998	$173,340	$25,742	$67,141	$249,775

Cash Flow from Operations as a Percentage of Revenue (GAAP)	27%	31%	7%	19%	53%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	1%	2%	2%	2%
Free Cash Flow Margin (Non-GAAP)	26%	29%	5%	17%	51%

Q3 FY23 Letter to Shareholders	15